Legal Matters
Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the "Defendants") based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 8. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the advisor for the Smith Barney family of funds, rescission of the Funds' management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys' fees and litigation expenses.
On October 5, 2005, a motion to consolidate the five actions and any subsequently filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.
As of the date of this report, the Fund's investment manager believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Fund's investment manager and its affiliates to continue to render services to the Funds under their respective contracts.

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM and a number of its then affiliates, including SBFM and
Salomon Brothers Asset Management Inc. ("SBAM"), which were then investment adviser or manager to certain of the Funds (the "Managers"), substantially all of the mutual funds then managed by the Managers (the "Defendant Funds"), and Board Members of the
Defendant Funds (collectively, the "Defendants"). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith
Barney and Salomon Brothers funds. In addition, according to the complaints, the
Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the
Defendants breached their fiduciary duty to the Defendant Funds by improperly charging
Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the
Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct.
The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds' contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys' fees and litigation expenses.
On December 15, 2004, a consolidated amended complaint (the "Complaint") was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested (including the Fund) and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the Investment Company Act, which the court granted plaintiffs leave to repeal as a derivative claim.
On October 16, 2006, plaintiffs filed their Second
Consolidated Amended Complaint
("Second Amended Complaint") which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM, SBFM and CGM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the "Second Amended
Complaint Defendants"). The Fund was not identified in the Second Amended
Complaint. The Second Amended Complaint alleges no claims against any of the Funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint
Defendants as the Complaint.
Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.